EXHIBIT 99. 1

QUALITY DISTRIBUTION, INC. ANNOUNCES FIRST

QUARTER RESULTS

FOR IMMEDIATE RELEASE

TAMPA, FL - May 7, 2007 - Quality Distribution Inc. (Nasdaq: QLTY) (the “Company”) today announced results for its first quarter ended March 31, 2007. The Company incurred a net loss for the quarter ended March 31, 2007 of $95,000 or $0.00 earnings per fully diluted share (“EPS”), as compared to net income of $4.5 million or $0.23 EPS for the same period last year.

Total revenue for the quarter ended March 31, 2007 was $178.1 million, compared with $178.8 million for the same period last year. Revenue (excluding fuel surcharges) was $159.0 million this quarter as compared with $160.3 million last year. Transportation revenues were relatively flat from last year due to softer than anticipated demand and decreased load counts, which were offset by increased prices.

As previously announced, our operating results in the first quarter were impacted by a continuation of the softness in demand the Company experienced in the fourth quarter of last year, however, demand did pick up modestly in March. Additionally, as previously disclosed, the quarter was negatively impacted by an increase in insurance expense relating to several severe incidents which occurred early in the quarter.

The Company also announced that effective May 1, 2007, it acquired the assets of Brite Clean, a leading tank wash operation with annual revenues of approximately $12 million, and facilities located in Carteret, New Jersey, Bensalem, Pennsylvania, Houston, Texas and Chicago, Illinois.

Commenting on the results, Chairman and Chief Executive Officer Jerry Detter stated, “While our revenues and operating results in the first quarter were below expectations, we began to see an increase in demand late in the first quarter, a trend which has continued into the early part of the second quarter. We are seeing moderate volume increases over the prior year as well as moderate price increases and are optimistic that this trend will continue. The acquisition of Brite Clean will enhance our position as a leader in the tank wash business and strengthens our presence in the northeast. We expect this to be a modestly accretive transaction for the remainder of the year.”

Timothy Page, Chief Financial Officer added, “Our revenues are beginning to tick up and although the number of drivers is down from last year, the productivity of our drivers is improving and we are beginning to see some firmness in regional demand. Our total debt declined again in the first quarter by approximately $0.6 million from year end, and we had no outstanding borrowings on our revolver at the end of the quarter. The decline in debt is particularly encouraging in that our first quarter was weak from an earnings perspective and furthermore the first quarter is traditionally negative from a cash flow perspective due to the payment of permits, licenses and property taxes.”

The Company will host a conference call for investors to discuss these results on May 8, 2007 at 11:00 a.m. Eastern Time. The toll free dial-in number is 888-390-0675; the toll number is 210-234-0033; the passcode is 7366. A replay of the call will be available until June 8, 2007, by dialing 866-363-4055; passcode 7366. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution, Inc. is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2007	2006
OPERATING REVENUES:
Transportation	$142,073	$142,309
Other service revenues	16,968	17,970
Fuel surcharge	19,054	18,471

Total operating revenues	178,095	178,750

OPERATING EXPENSES:
Purchased transportation	115,947	121,581
Compensation	19,669	17,881
Fuel, supplies and maintenance	16,174	10,943
Depreciation and amortization	4,047	3,937
Selling and administrative	6,466	5,265
Insurance claims	6,638	3,884
Taxes and licenses	781	790
Communications and utilities	2,632	2,548
Loss (gain) on disposal of property and equipment	209	(157)

Total operating expenses	172,563	166,672

Operating income	5,532	12,078

Interest expense	7,677	7,352
Interest income	(199)	(218)
Other (income) expense	37	(138)

Income (loss) before taxes	(1,983)	5,082
(Benefit) provision for income taxes	(1,888)	602

Net income (loss)	$(95)	$4,480

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.00	$0.24

Diluted	$0.00	$0.23

Weighted average number of shares
Basic	19,348	18,963
Diluted	19,348	19,515

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,074	$6,841
Accounts receivable, net	92,465	85,482
Prepaid expenses	10,787	6,101
Prepaid tires	7,512	7,517
Deferred tax asset, net	18,320	18,320
Other	8,420	9,214

Total current assets	141,578	133,475
Property and equipment, net	115,764	116,964
Assets held-for-sale	375	381
Goodwill	138,008	138,980
Intangibles, net	596	635
Non-current deferred tax asset, net	22,328	19,578
Other assets	9,834	11,249

Total assets	$428,483	$421,262

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$2,508	$2,578
Accounts payable	11,347	13,957
Affiliates and independent owner-operators payable	15,049	11,025
Accrued expenses	23,914	21,197
Environmental liabilities	6,745	5,995
Accrued loss and damage claims	11,910	11,533

Total current liabilities	71,473	66,285
Long-term indebtedness, less current maturities	276,024	276,544
Environmental liabilities	5,089	5,831
Accrued loss and damage claims	22,382	20,633
Other non-current liabilities	15,815	14,249
Deferred tax liability	730	724

Total liabilities	391,513	384,266
Minority interest in subsidiary	1,833	1,833

SHAREHOLDERS’ EQUITY
Common stock, no par value; 29,000 authorized, 19,289 issued at March 31, 2007 and 19,210 issued at December 31, 2006	360,392	359,995
Treasury stock, 162 and 172 shares at March 31, 2007 and December 31, 2006, respectively	(1,508)	(1,527)
Accumulated deficit	(115,283)	(114,866)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(18,535)	(18,531)
Stock purchase warrants	—	21
Stock subscriptions receivable	(340)	(340)

Total shareholders’ equity	35,137	35,163

Total liabilities, minority interest and shareholders’ equity	$428,483	$421,262

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(95)	$4,480
Adjustments to reconcile to net cash and cash equivalents used in Operating activities:
Depreciation and amortization	4,047	3,937
Bad debt expense	263	(420)
Foreign currency transaction (gain) loss	(19)	75
Loss (gain) on disposal of property and equipment	209	(157)
Stock based compensation	401	725
Amortization of deferred financing costs	450	454
Amortization of bond discount	60	61
Minority dividends	36	36
Deferred income taxes	(1,764)	–
Changes in assets and liabilities:
Accounts and other receivables	(7,246)	(489)
Prepaid expenses	(4,686)	(3,040)
Prepaid tires	(37)	(287)
Other assets	508	(5,772)
Accounts payable and accrued expenses	(63)	(3,945)
Environmental liabilities	8	(1,831)
Accrued loss and damage claims	2,126	59
Affiliates and independent owner-operators payable	4,024	2,682
Other liabilities	1,238	(36)

Net cash used in operating activities	(540)	(3,468)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,334)	(3,309)
Acquisition of business and assets	—	(3,414)
Proceeds from sales of property and equipment	616	2,633

Net cash used in investing activities	(1,718)	(4,090)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations	(650)	(378)
Proceeds from revolver	—	58,200
Payments on revolver	—	(53,500)
Change in book overdraft	162	3,637
Minority dividends	(36)	(36)

Net cash (used in) provided by financing activities	(524)	7,923

Effect of exchange rate changes on cash	15	(1)

Net increase (decrease) in cash and cash equivalents	(2,767)	364

Cash and cash equivalents, beginning of period	6,841	1,636

Cash and cash equivalents, end of period	$4,074	$2,000